EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 11 to the Registration Statement on Form S-11 (File No. 333-190983) of Strategic Storage Trust II, Inc. of our report dated March 29, 2016 with respect to the consolidated financial statements of Strategic Storage Trust II, Inc. and Subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 and for the period from January 8, 2013 (inception) through December 31, 2013 included in the 2015 Annual Report on Form 10-K of Strategic Storage Trust II, Inc. We also consent to the reference to our firm under the caption “Experts”.

/s/CohnReznick LLP

Los Angeles, California

July 11, 2016